Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

iPower Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Series A Convertible Notes convertible into shares of common stock, par value $0.001 per share	(1)	Other		$			$0.0001381	$0.00
Fees to be Paid	Equity	Common stock, par value $0.001 per share, underlying Series A convertible notes	(2)	Other	27,135,484		$1.55	$42,060,000.20	0.0001381	$5,808.48

Total Offering Amounts:								$42,060,000.20		5,808.48
Total Fees Previously Paid:
Total Fee Offsets:										0.00
Net Fee Due:										$5,808.48

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Offering Note(s)

(1)	This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

Calculated pursuant to Rule 457(g) under the Securities Act, based on the conversion price of the Notes.

No separate registration fee required pursuant to Rule 457(g) of the Securities Act.

(2)	See Footnote 1.

Represents the total number of shares issuable, including interest calculated through July 9, 2026, under Series A Convertible Notes issued and issuable under a certain convertible note facility.

Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(g) under the Securities Act based upon the lower of (i) a fixed conversion price of $2.39; or (ii) the greater of (x) the $0.40 Floor Price or (y) 95% of the lowest VWAP during the seven (7) consecutive trading day period preceding conversion, which is $1.55 as of July 10, 2026.